Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. ENTERS INTO CATASTROPHE AGGREGATE REINSURANCE CONTRACTS

St. Petersburg, FL – January 27, 2016 – United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today announced that it successfully placed a new property aggregate excess of loss reinsurance program effective January 1, 2016 and expiring December 31, 2016.

These new contracts replace the $22 million excess of $3 million per occurrence coverage UPC had in place for 2015 and are designed to protect the Company against accumulated losses from all catastrophe events except windstorms named by the National Hurricane Center.

For 2016, the Company will now retain the first $15 million of aggregate catastrophe losses and then transfer the next $20 million of catastrophe losses in the aggregate, excluding named windstorms. The $20 million of aggregate limit is intended to provide additional protection against the Company’s modeled expected loss from the catastrophe perils of winter storm, severe convective storm, tornado and hail.

The following is a summary of key terms for the 2016 catastrophe aggregate program:

•	Frequency protection. UPC’s catastrophe losses, excluding named windstorms, are stopped at $15 million unless the $20 million of aggregate limit is fully exhausted.

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Severity protection. The $20 million of aggregate limit provides protection to approximately the 100 year return period for all natural catastrophe perils except named windstorms. A per occurrence limit of $15 million is supplemented by a $10 million excess of $15 million occurrence layer which ensures any catastrophe event in excess of $15 million is covered and/or picked up by the Company’s core property catastrophe excess of loss program which attaches at $25 million and exhausts at $1.25 billion.

•	Covers all states in which the Company writes business.

“We are pleased to have put this new catastrophe reinsurance program into effect. It provides us much greater protection from annual earnings degradation due to winter or convective storms than we have had in the past,” said Brad Martz, Chief Financial Officer of UPC Insurance. “The panel of reinsurers is very strong, and we appreciate the partnerships we have formed with our reinsurance counterparties. Over time, these relationships will help us manage the inherent volatility in our business and enable us to produce consistent profitability and strong returns on capital.”

Exhibit 99.1

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. UPC Insurance writes and services property and casualty insurance in Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Connecticut, Delaware, Maryland, Mississippi, New Hampshire, New York and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com